Exhibit 99.1

American Finance Trust, Inc. (NASDAQ:AFIN) Year End & Q4 2019 Earnings Conference Call

Executives

Michael Weil - President & CEO

Katie Kurtz - CFO

Zachary Pomerantz - Senior Vice President, Asset Management

Louisa Quarto - Executive Vice President

Operator

Good morning and welcome to the American Finance Trust Fourth Quarter and Year-End 2019 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator.

Good morning everyone and thank you for joining us. This call is being webcast in the Investor Relations section of AFIN's website at www.americanfinancetrust.com. Joining me today on the call to discuss the results are Michael Weil, Chief Executive Officer, Katie Kurtz, Chief Financial Officer and Zachary Pomerantz, Senior Vice President, Asset Management.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 26, 2020 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, AFIN disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release.

I will now turn the call over to our CEO, Mike Weil. Mike?

Mike Weil

Thanks, Louisa. Good morning and thank you all for joining us today. A year and a half ago we announced that American Finance Trust would become publicly traded, opening up significant opportunities for the company to grow our experiential retail-focused portfolio through improved access to capital markets. We suggested this step would better position us to pursue asset acquisitions that enhanced and diversified our already high-quality portfolio. A compelling opportunity existed for a retail-focused REIT with high credit quality tenants and a good balance of both stability and growth. After completing our first full year as a publicly traded company, I am happy to report that we have capitalized on these objectives and concluded 2019 well positioned to carry this momentum into 2020 and beyond.

Year over year we are proud to report increases in Revenue, Cash NOI, Adjusted EBITDA and AFFO per share. AFFO for the full year 2019 was $0.99 per share, compared to $0.98 per share in 2018. For the fourth quarter, AFFO was $0.24 per share versus $0.23 per share in the fourth quarter of 2018 and $0.22 in the third quarter 2019. The 9.5% quarter over quarter increase in per share AFFO was driven by $3.2 million in additional rent from third quarter acquisitions, including $2.6 million from the acquisition of the dialysis portfolio on the last day of the third quarter. Full year 2019 Cash NOI increased 9% year over year to $231 million. Revenue from tenants increased 3% to $300 million for the full year 2019 and annual Adjusted EBITDA increased 5.1% to $201 million.

As we have discussed previously, AFIN's focus continues to be on strategic acquisitions that enhance the growth profile of the company and that are partially supported by proceeds from opportunistic dispositions of non-core, low growth properties. We delivered a strong year of acquisitions as our team closed on over $420 million of single-tenant properties at a weighted- average cap rate of 7.8% and a weighted-average cash cap rate of 7.2%. We continue to improve the portfolio by opportunistically acquiring service-oriented retail properties with long-term leases. These acquisitions not only exhibit an attractive yield, but strong fundamentals too. Over 85% of the properties acquired in 2019, and 82% of the properties acquired since 2017, are leased to service-oriented retail tenants and have lease durations averaging over 12.6 years. AFIN’s recent acquisitions improve the portfolio's overall diversification, weighted-average lease term, and property mix, while delivering a nearly 100% occupancy level across our single-tenant portfolio. We remain enthusiastic about the service retail sector and intend to continue acquiring these types of assets like we have over the past three years, during which time we have grown total single-tenant acquisition volume by an average growth rate of 69% per year.

We believe that AFIN's portfolio is of the highest quality and has more credit-worthy tenants and a higher concentration of service retail than the portfolio of other net lease peers. Among our single-tenant assets, 82% of straight-line rent comes from Investment Grade and implied Investment Grade tenants including 100% of our top 10 tenants portfolio-wide. Please refer to our earnings release for more information about what we consider to be implied investment grade tenants. Our weighted-average lease term is 10.8 years and 82% of single-tenant retail rent comes from Service Retail tenants.

In 2019, we also strategically sold 25 properties for gross proceeds of $132 million and a gain of $23.7 million on net proceeds of $39.4 million, including five properties sold in the fourth quarter for total gross proceeds of $16.3 million, of which approximately $6.3 million was used to repay related debt. We also sold two large properties during the year, one office and one warehouse, that had upcoming lease expirations that were not expected to be renewed and that did not fit into our retail strategy. Sixteen of the properties we sold last year were bank branches leased to SunTrust Bank (now named Truist Bank), which were sold at a weighted-average cash cap rate of 5.5%, generating an $11.2 million premium above the original purchase price. As we've discussed previously, we have been able to take advantage of a 190 basis point arbitrage between the sale and the acquisition of new assets with longer lease duration and similar credit quality. This is also reflected in our acquisition pipeline, which has a weighted-average cap rate of 8.8% and an average remaining lease term of 18.4 years. We view these opportunities as accretive sources of capital as we continue to focus on portfolio growth.

Heading into 2020, we expect to be net buyers with a forward pipeline of $82.5 million in retail acquisitions. We favor service retail concepts that are either unsuitable for online platforms, such as gas stations and convenience stores, dialysis centers, and certain restaurant categories, or those that greatly complement online experiences by providing an omni-channel experience for customers. Retailers that initially utilized an online-only model have been rapidly adding physical locations to connect with more customers in the direct way that research has shown millennial and Generation Y and Z customers prefer. Consulting firm A. T. Kearney found that 81% of Generation Z shoppers prefer to go to physical stores to shop and discover new products. Warby Parker, the popular eyewear company that started out as an online-only retailer, has over 100 stores across the US and Canada and anticipates growing their store count by 35% this year. Smile Direct Club, whose business model previously revolved around connecting customers to dentists, has been opening locations across the country and recently teamed up with Wal-Mart to put retail products in Wal-Mart stores. At the same time, Wal-Mart is becoming a leading omni-channel retailer who is competing successfully against Amazon by using their tremendous brick & mortar network of distribution centers and retail stores. There seems to be a broad acknowledgment that it is important for brands to meet customers where they are already physically located in order to promote and sell their products and services. Perhaps more importantly, these trends suggest that very few internet-based "direct-to-consumer" companies can grow their customer base sufficiently enough to pivot forward profitably without establishing some degree of brick-and-mortar presence.

As I noted earlier, over the past year we demonstrated an ability to access capital markets in effective ways to drive our strategy. In 2019 we completed a Series A preferred class of stock, an ABS, or asset backed security offering and utilized the At The Market programs for AFIN's common and Series A preferred stock. These offerings have brought AFIN exposure to a wider set of institutional shareholders. Further, three investment banks have issued research on the Company. In 2019, we raised $168.9 million in preferred equity. We also successfully completed an ABS offering issuing dual-class, $242 million long-term fixed-rate notes rated AAA and A by Standard & Poor’s. The weighted-average interest rate on both classes of notes was 4.2%. Accessing long-term, fixed rate financing through multiple channels allows us to effectively manage our high-quality portfolio and unlock value in the assets we own. We will continue to have dialog with financing partners and rating agencies as we consistently seek to optimize AFIN's capital structure.

We are pleased with the overall position of the portfolio and believe that long-duration leases and high quality tenants will drive shareholder value and per-share AFFO increases as we continue to grow the portfolio. We believe that AFIN remains a compelling investment opportunity, trading at a discount to our peers while offering a portfolio that has a higher concentration of actual or implied investment grade tenants and a weighted-average lease term of almost eleven years. Our dividend is attractive in an environment where, according to a recent Wall Street Journal article, bond yields remain stuck at low levels and yield-focused investors are allocating to REITs for income. In 2020 we will continue to tell our story to the institutional and retail investors who don't yet know our value proposition while making further progress on metrics such as dividend coverage and net debt to EBITDA ratio.

With that, I'll turn it over to Zach for an overview of our 2019 real estate activity.

Zach Pomerantz

Thanks, Mike. At the end of the year, we owned 819 properties, with portfolio occupancy of 94.6%, and a weighted-average remaining lease term of 8.8 years. As Mike mentioned, revenue from tenants increased 3% through our acquisitions and the average contractual rent growth of the portfolio, which remains at 1.3% per year, driven by 80% of our leases that include rent escalators. We are pleased with the impact our 2019 real estate activities made to further our strategy of owning a diversified portfolio of retail assets, leased on a long-term basis to high-quality tenants.

Retail makes up 69% of the 11.3 million square foot single-tenant portfolio, up from 59% at the end of 2018, with the balance comprised of 16% distribution properties and 15% office properties. Occupancy across the single-tenant portfolio is nearly 100%, with a weighted-average remaining lease term of 10.8 years and 1.3% average annual rent escalators. There are very minimal near-term lease expirations in this portfolio, with only 11% of leases expiring within the next five years. We have a high concentration of investment grade or implied investment grade tenants, as 82% of the annualized straight-line rent in our single-tenant portfolio is derived from these high-quality tenants, up 5% year over year. Lastly, we grew our single-tenant portfolio to 786 properties, or 67% of the total portfolio's straight-line rent at the end of 2019, up from 593 properties and 64% of straight-line rent at the end of 2018. All of the transactions completed in 2019, and in fact all of the transactions completed since first quarter 2017, were single-tenant, net-leased assets.

Complementing the single-tenant net lease portfolio are our multi-tenant retail assets. Large anchor tenant leases share many lease features of our single-tenant portfolio leases but are supplemented by smaller, in-line tenants that allow for rent growth and an ongoing balancing of store concepts that can be responsive to retail trends. We believe that the flexible unit size and negotiable lease terms at our Centers attract both experiential and service retail tenants. These tenants have a symbiotic relationship with anchor tenants where the smaller businesses benefit from the shoppers drawn to the anchor, and the frequency with which shoppers visit a tenant such as Orange Theory helps drive traffic to anchor tenants such as Ross, Best Buy and Homegoods. Our composite retail portfolio is consistent with what we see as the direction retail is headed, which is to deliver convenience and optionality to consumers. We believe that the multi-tenant properties we own offer an opportunity for growth in occupancy and rent that complements the single-tenant assets. Our 33 property, 7.2 million square foot multi-tenant portfolio has occupancy of 87.1% as of December 31, 2019, with 1.3% average annual rent escalators. Annualized straight-line rent is up to $89 million from $88 million a year ago. We continue to focus on leasing up available space and renewing leases with performing tenants in this portfolio, as evidenced by our current weighted-average remaining lease term of 4.9 years. This is only slightly less than the 5.1-year average we reported a year ago, despite the passage of twelve months. Executed occupancy as of year-end was 88.3%. Executed occupancy includes 86,000 square feet of leases where rent has yet to commence, such as a 61,000 square foot lease with Dick's Sporting Goods at San Pedro Crossing that will add over $600,000 in annual base rent. AFIN will continue to pursue NOI growth through our multi-tenant leasing program.

Over the past two years AFIN has experienced de minimus tenant defaults, including bankruptcies, that resulted in the termination of rent payments. We believe this is in large part due to our strategic focus on credit worthy tenants and active tenant monitoring program. On average, where rent was lost due to bankruptcy, the lost rent averaged only 0.07% of the portfolio's SLR from the prior, rent-paying quarter. In aggregate, these bankruptcies totaled less than 0.42% of our annualized straight-line rent and each represented an opportunity to negotiate leases with new tenants at current market rents. We would like to point out that we have no exposure to troubled Art Van, the parent company of Wolf furniture, which is a significant tenant in a number of other retail-focused REITs.

Katie will you walk us through the financial results in more detail?

Katie Kurtz

Thanks Zach. We reported total revenue for the year ended December 31, 2019 of $299.7 million, a 3% increase compared to $291.2 million in the prior year. Fourth quarter revenue was $76.2 million, a 2% increase from $75.1 million in the fourth quarter 2018. The company's 2019 GAAP net loss was $3.1 million versus $37.4 million in 2018 and full year 2019 NOI was $247.0 million, a 4.2% increase over the $237.1 million we recorded for 2018. Full year FFO was $98.6 million or $0.93 per share, compared to the $91.6 million and $0.87 per share in 2018, an 8% increase. For the fourth quarter of 2019 our FFO attributable to common stockholders was $22.4 million, or $0.21 per share. Full year AFFO was $104.9 million or $0.99 per share compared to $103.0 million and $0.98 per share in 2018, a 1.8% increase year over year and fourth quarter AFFO was $25.2 million or $0.24 per share, compared to fourth quarter 2018 AFFO of $0.23 per share. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, supplement and Form 10-K.

We ended the fourth quarter with net debt of $1.6 billion at a weighted-average interest rate of 4.3%. The components of our net debt include $333.1 million drawn on our credit facility, $1.3 billion of outstanding mortgage debt and cash and cash equivalents of $81.9 million. At quarter’s end, interest rates on our mortgage debt were all fixed, leaving only the drawn amount on our credit facility as floating. Liquidity, which is measured as undrawn availability under our credit facility plus cash and cash equivalents, stood at $232.8 million at December 31, 2019.

The company’s net debt to gross asset value, or total assets plus accumulated depreciation and amortization, was 39.2% and the net debt to annualized Adjusted EBITDA was 7.7x at December 31, 2019 compared to 38.6% and 7.4x, respectively, at the end of 2018.

We were active in both the equity and debt capital markets in 2019, raising common and preferred equity and successfully completing our inaugural issuance of $242 million in ABS notes. Through two separate underwritten offerings, we raised $116.9 million of preferred equity while, through ATM programs, AFIN raised $31.6 million in common stock and $52.0 million in preferred stock. As Mike and I have previously discussed, these capital markets transactions were contemplated with the goal of deploying the proceeds into new accretive acquisitions. We purchased $423 million in total acquisitions during 2019.

With that, I'll turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Katie. We encourage you to follow AFIN on Twitter @AFIN_REIT for a selection of news and research articles that are relevant to our company.

I believe we had a very productive year in 2019 and we look forward to continuing to execute on our strategy in 2020 and beyond. We have delivered on the plans we laid out previously and have taken advantage of the expanded access to capital and financing markets that are available to a listed company. We have used this expanded access to grow and optimize our highly differentiated portfolio of single-tenant and multi-tenant assets focused on service retail. Going forward, we will continue to maintain our steady and deliberate approach to growing our portfolio through high-quality, accretive acquisitions. We will seek to sustain high occupancy levels at our properties, execute long-term leases with predominately investment grade and implied investment grade tenants, and maintain our current embedded contractual rent growth. We continue to see attractive opportunities in both retail real estate and financing markets and expect to continue to be active in these areas in the near future. We look forward to sharing further updates on our progress with you in our next quarterly update call.

Operator, please open the line for questions.

Question-and-Answer Session